Exhibit 99.1

                                           Investor Inquiries:
                                           Robert Gudbranson
                                           Director of Investor Relations
                                           (440) 329-6001

                                           Media Inquiries:
                                           Susan Elder
                                           Director of Marketing Communications
                                           (440) 329-6549

News Release

INVACARE CORPORATION ENTERS INTO AGREEMENT TO ACQUIRE WP DOMUS GMBH.

     ELYRIA, OH - August 2, 2004 - Invacare Corporation (NYSE: IVC) announced today that the Company has signed a definitive agreement to purchase WP Domus GmbH ("Domus") for 190 million euros or approximately $230 million at recent exchange rates. A European-based holding company, Domus designs and manufactures several complementary product lines to Invacare's existing product lines, including power add-on products, bath lifts and walking aids. Domus currently has three divisions, Alber, Aquatec and Dolomite, which are operated on an independent basis and are branded separately. The definitive agreement is subject to German and Norwegian regulatory approvals, which are expected to be received within 120 days, and other customary conditions. Domus is forecast to have sales in 2004 of approximately 96 million euros or $116 million at recent exchange rates.

     The three Domus companies are expected to be operated as independently run units of Invacare under each of the units' current management teams. In markets where Alber, Aquatec or Dolomite do not have their own direct sales forces, Invacare's sales forces are expected to provide opportunities to expand sales for such units.

     "We are very pleased to have a company with complementary, market-leading products that have strong brand awareness join Invacare," said A. Malachi Mixon, III, chairman and chief executive officer. "The addition of Alber, Aquatec and Dolomite is a large step in achieving Invacare's goal of adding accretive acquisitions to its core markets of home care and long-term care. We believe we can use Invacare's sales organization to expand the reach of these quality products worldwide."

     Also commenting on the acquisition, Gerald B. Blouch, president of Invacare said, "Invacare's sourcing capability in Eastern Europe and Asia is expected to help the three businesses improve margins while providing the quality that customers expect and deserve."

     Mixon continued, "Given the potential of the additional sales and sourcing benefits, the acquisition of Domus should add between 25-30 cents to earnings in
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2005. In the remainder of 2004, the acquisition should be immediately accretive.
However, due to the timing of regulatory approval, we expect minimal addition to EPS in 2004. We estimate that the acquisition will take the Company's debt-to-total-capitalization to approximately 40%."

     Invacare will host a conference call and webcast of the audio today at 10:00am EST to discuss the acquisition in more detail. The dial-in number is 1-866-800-8652, and the participant code is 29607041. The teleconference will be archived for fourteen days and available at www.invacare.com under the Investor Relations tab.


Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home care and long-term care medical products that promote recovery and active lifestyles. The Company has 5,300 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.


This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers), the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the Domus acquisition, if completed), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.


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